NTN Buzztime, Inc. Reports Fourth Quarter and Full Year 2018 Results

– Grew Q4 2018 Revenue 12% to $5.9 Million –

– Reported Q4 2018 GAAP Net Income Attributable to Common Shareholders of $44,000 –

– Posted $732,000 in Q4 2018 EBITDA, Marking Eleventh Consecutive Quarter Positive –

CARLSBAD, Calif., March 20, 2019, — NTN Buzztime, Inc. (NYSE American: NTN), reported financial results for the fourth quarter and year ended December 31, 2018.

“Our business momentum delivered another strong quarter, including positive net income, and closed 2018 with the company’s best bottom line annual performance in 24 years,” said Ram Krishnan, NTN Buzztime CEO. “In 2018, we grew revenue 10%, driven by increased equipment sales while increasing cash from operations by approximately 150%. These improvements reflect the impact of our revenue diversification strategy and continued progress in all facets of the business.

“More importantly, we continue to invest for future growth by advancing our entertainment platform and bringing new offerings to the market. During 2018, we introduced our hardware platform appealing to new markets and attracting new customers. We have made progress with our SiteHub – the dramatically smaller form factor management system that improves functionality, eliminates wires and lowers costs – and are planning live beta sites in 2019. Our ‘Trivia for Cash’ promotions increased player engagement and boosted business at our partner locations. So, we are rolling out additional campaigns to continue with this progress. In the first quarter of 2019, we joined a new ad exchange, which broadens advertising buyer access to our inventory in multiple marketplaces. Additionally, we are in the process of launching our mobile app, which increases convenience for players and engagement for venues on- and off-premise.

“With these efforts to expand our product offering and revenue channels, we are confident in our ability to bring new sustainable growth to the company. While we continue to explore and evaluate strategic alternatives focused on maximizing shareholder value, our priority is building scalable distribution along with innovative products,” concluded Krishnan.

Financial Results for the Fourth Quarter Ended December 31, 2018

Total revenues were $5.9 million, up 11.8% from $5.3 million in the fourth quarter of 2017, due to increases in hardware revenue offset by lower subscription revenue. Direct costs were $2.1 million and gross margin was 65%, compared to $1.7 million and 67% for the same period in 2017, reflecting the product mix shift. Selling, general and administrative expense decreased to $3.4 million, or 57% of revenue, down from $4.0 million, or 75% of revenue, in the prior year quarter, reflecting cost management measures. During the fourth quarter of 2018, the company incurred a goodwill impairment loss of $261,000 related to its Canadian business and did not in the comparable period. Net income attributable to common shareholders was $44,000, or $0.02 per diluted share, improved from a net loss attributable to common shareholders of $647,000, or $0.31 per share, in the prior year quarter. EBITDA was $732,000 for the fourth quarter of 2018, compared to $117,000 in the prior year quarter.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive this quarter, it may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Metric Review for the Quarter Ended December 31, 2018

The site count was 2,639 at December 31, 2018, compared to 2,666 at September 30, 2018. Management anticipates that net site count will continue to fluctuate. The tablet platform installations remained flat at 84% of the installed base, when compared to the install base as of September 30, 2018.

Liquidity

Cash and cash equivalents were $2.5 million at December 31, 2018, compared to $3.4 million at December 31, 2017. 2018 cash flow from operations reached $1.4 million, increasing $800,000 from $549,000 in 2017. Total deferred revenue was $1.4 million, down from $3.6 million at December 31, 2017. Working capital was $2.8 million at December 31, 2018, improving $3.9 million from negative $1.1 million at December 31, 2017.

Financial Results for the Full Year Ended December 31, 2018

Total revenues were $23.3 million, up 9.7% from $21.3 million in 2017, reflecting increases in professional development, advertising and hardware revenue. Net loss attributable to common shareholders for 2018 was $275,000, or $0.10 per share, improved from a net loss attributable to common shareholders of $1.1 million, or $0.45 per share for 2017. EBITDA was $2.8 million for 2018, compared to $1.8 million for 2017.

Conference Call

Management will review the results on a conference call with a live question and answer session today, March 20, 2019, at 4:30 p.m. ET. To access the call, please use passcode 9359779 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast that will be accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until March 27, 2019.

Forward-looking Statements

This release contains forward-looking statements that reflect management’s current views of future events and operations, including statements regarding management’s expectations regarding future sustainable growth, new offerings, market expansion, strategic opportunities, the ability of the company’s new lighter offerings to enhance the value and attractiveness of the company’s offerings, and the company’s ability to scale and to create shareholder value. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance of both existing and new offerings by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized, except as required by law.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology, including performance analytics and secure payment with Europay, MasterCard® and Visa® (EMV) chip card readers or with near-field communication (NFC) technology to accept Apple, Android and Samsung Pay. Most frequently used in bars and restaurants in North America, the Buzztime tablets and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, customized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. The Buzztime platform has also been recently resold and the content licensed for other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman, LHA Investor Relations, buzztime@lhai.com, 415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value amount)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$2,536	$3,378
Restricted cash	50	—
Accounts receivable, net	1,143	714
Site equipment to be installed	2,539	4,866
Prepaid expenses and other current assets	517	680
Total current assets	6,785	9,638

Restricted cash, long-term	200	—
Fixed assets, net	4,667	3,678
Software development costs, net	2,018	1,459
Deferred costs	424	775
Goodwill	667	1,004
Other assets	103	16
Total assets	$14,864	$16,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$271	$390
Accrued compensation	572	646
Accrued expenses	444	418
Sales taxes payable	87	107
Income taxes payable	1	13
Current portion of long-term debt	1,000	5,059
Current portion of obligations under capital leases	45	176
Current portion of deferred revenue	1,371	3,564
Deferred rent	—	182
Other current liabilities	233	192
Total current liabilities	4,024	10,747

Long-term debt	2,729	8
Obligations under capital leases	41	164
Deferred revenue	30	63
Deferred rent	1,123	—
Other liabilities	—	52
Total liabilities	7,947	11,034

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 156 shares authorized; 156 shares issued and outstanding at December 31, 2018 and 2017	1	1
Common stock, $0.005 par value, 15,000 shares authorized at December 31, 2018 and 2017; 2,875 and 2,521 shares issued and outstanding at December 31, 2018 and 2017, respectively	14	13
Treasury stock, at cost, 10 shares at December 31, 2018 and 2017	(456)	(456)
Additional paid-in capital	136,552	134,752
Accumulated deficit	(129,394)	(129,119)
Accumulated other comprehensive income	200	345
Total shareholders’ equity	6,917	5,536
Total liabilities and shareholders’ equity	$14,864	$16,570

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Revenues
Subscription revenue	$3,920	$4,212	$16,031	$16,949
Hardware revenue	1,162	246	3,589	770
Other revenue	837	838	3,715	3,555
Total revenues	5,919	5,296	23,335	21,274

Operating expenses:
Direct operating costs (includes depreciation and amortization)	2,051	1,742	8,070	6,755
Selling, general and administrative	3,363	3,959	14,486	15,587
Impairment of goodwill	261	—	261	—
Depreciation and amortization (excluding depreciation and amortization included in direct costs	71	84	315	334
Total operating expenses	5,746	5,785	23,132	22,676
Operating income (loss)	173	(489)	203	(1,402)
Other (expense) income:
Interest expense, net	(84)	(110)	(389)	(498)
Other (expense) income	(137)	5	(137)	889
Total other (expense) income, net	(221)	(105)	(526)	391
Loss before income taxes	(48)	(594)	(323)	(1,011)
Income tax benefit (provision)	100	(45)	64	(66)
Net income (loss)	$52	(639)	(259)	(1,077)
Series A preferred stock dividend	(8)	(8)	(16)	(16)
Net income (loss) attributable to common shareholders	$44	$(647)	$(275)	$(1,093)

Net income (loss) per common share – basic and diluted	$0.02	$(0.31)	$(0.10)	$(0.45)

Weighted average shares outstanding – basic and diluted	2,864	2,094	2,688	2,442

Comprehensive loss:
Net income (loss)	$52	$(639)	$(259)	$(1,077)
Foreign currency translations adjustment	(93)	(14)	(145)	122
Total comprehensive loss	$(41)	$(653)	$(404)	$(955)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2018	2017
Cash flows provided by operating activities:
Net loss	$(259)	$(1,077)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,764	2,317
Provision for doubtful accounts	78	72
Scrap expense	30	226
Transfer of fixed assets to sales-type lease	23	—
Stock-based compensation	443	457
Amortization of debt issuance costs	59	60
Common stock issued for compensation in lieu of cash payment	—	209
Loss on sale or disposition of assets	212	13
Impairment of goodwill	261	—
Loss from disposition of capitalized software	23	5
Changes in assets and liabilities:
Accounts receivable	(507)	142
Site equipment to be installed	431	(3,932)
Prepaid expenses and other liabilities	29	443
Accounts payable and accrued expenses	(186)	(586)
Income taxes payable	(10)	9
Deferred costs	350	130
Deferred revenue	(2,227)	2,349
Deferred rent	(190)	(189)
Other liabilities	41	(99)
Net cash provided by operating activities	1,365	549

Cash flows used in investing activities:
Capital expenditures	(648)	(728)
Capitalized software development expenditures	(964)	(724)
Proceeds from sale of assets	33	—
Net cash used in investing activities	(1,579)	(1,452)

Cash flows used in financing activities:
Net proceeds from issuance of common stock related to registered direct offering	1,375	1,773
Proceeds from long-term debt	4,000	50
Payment on long-term debt	(5,373)	(3,038)
Debit issuance costs of long-term deb	(23)	(82)
Principal payments on capital lease	(249)	(155)
Tax withholding related to net share settlement of vested restricted stock units	(17)	—
Payment of preferred stockholder dividends	(16)	(16)
Net cash used in financing activities	(303)	(1,468)

Net decrease in cash, cash equivalents and restricted cash	(517)	(2,371)
Effect of exchange rate on cash	(75)	63
Cash, cash equivalents and restricted cash at beginning of period	3,378	5,686
Cash, cash equivalents and restricted cash at end of period	2,786	3,378

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Non-GAAP Information

A reconciliation of the Company’s consolidated net income (loss) calculated in accordance with GAAP to EBITDA is in the table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Net income (loss) per GAAP	$52	$(639)	$(259)	$(1,077)
Interest expense	84	110	389	498
Income tax (benefit) provision	(100)	45	(64)	66
Depreciation and amortization	696	601	2,764	2,317
Total EBITDA	$732	$117	$2,830	$1,804

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